Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
VIRNETX HOLDING CORPORATION

VirnetX Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.	The name of the Corporation is VirnetX Holding Corporation.

B.	The Corporation was originally incorporated under the name PASW, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 30, 2007.

C.
Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“Immediately upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each set of twenty shares of the issued Common Stock (defined below) shall, automatically and without any action on the part of the respective holders thereof, be combined into one share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split.”

D.
This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

E.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 4:00 p.m. Eastern Time on October 25, 2023.

* * *

IN WITNESS WHEREOF, VirnetX Holding Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed this 25th day of October, 2023.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name:	Kendall Larsen
Title:	President, Chief Executive Officer and Chairman of the Board of Directors